Exhibit 99.1
FOR IMMEDIATE RELEASE
 April 1, 2022

Tandy Leather Factory Reports Fourth Quarter and Full Year 2021 Results

FORT WORTH, TEXAS – April 1, 2022 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Pink: TLFA) today announced the Company’s financial results for the fourth quarter and full year 2021.

Highlights from 2021:

●	Grew revenues 29% in 2021 to $82.7
●	Generated operating income of $2.3 million
●	Net income of $1.4 million
●	Adjusted EBITDA* of $5.4 million
●	Ended year with $10.2 million of cash and cash equivalents
●	Repurchased 712,690 shares at an average price of $3.84 per share

Janet Carr, Chief Executive Officer of the Company, said, “In 2021, our business continued its strong recovery from the Covid-19 crisis, with a return to profitability and sales at their highest level since 2018 despite a smaller store base.  Operating expenses increased from 2020, during which our store fleet was temporarily shut down by the pandemic, but were significantly lower as a percentage of sales.  Gross profit rate was improved by better full-priced selling and product mix, offset by increased freight and warehouse labor costs, as well as some vendor price increases.

“Despite the challenges presented by the pandemic, we have made steady progress against our goals.  We have significantly improved our assortment and quality across most key product categories.  In leather, a key driver of our business, we added nearly 500 new skus in the last 2 years, implemented our quality inspection process, and with our new value pricing strategy, sold significantly more at full price.  We have also implemented a robust store employee training program, continued to cultivate and celebrate the leatherworking accomplishments of our customers in social media, added rich content including over 50 new videos to our website and optimized our fulfillment capabilities.  Our Commercial Division is also getting real traction with our largest customers.  With dedicated direct account representatives, a direct-from-our-warehouse shipping model, bulk and volume-based competitive pricing, customized product development, and production and pre-production services, the business model is tailored to meet the needs of these customers.”

Tandy Leather Factory’s fourth quarter sales were $23.4 million in 2021, up from $21.8 million in 2020.  2021 fourth quarter gross profit was $12.4 million or 53.1% vs $11.7 million or 53.5% in 2020.  As of December 30, 2021, the Company held $10.2 million of cash and cash equivalents, versus $10.3 million at December 31, 2020.  The Company had net profit in the quarter of $0.01 per diluted share, versus ($0.04) per diluted share in the fourth quarter of 2020.

The Company’s full year sales were $82.7 million in 2021, up from $64.1 million in 2020.  Operating expenses increased to $44.7 million from $41.3 million in 2020 but declined as a percentage of sales to 54.1% from 64.5% in 2020.  2021 full year gross profit was $47.0 million, or 56.9%, vs $36.1 million, or 56.3%, in 2020.  Net income was $1.4 million in 2021 compared to net loss of $4.9 million in 2020.  Additional details regarding the Company’s 2021 results can be found in its Annual Report on Form 10-K, filed with the SEC on March 31, 2022.

Ms. Carr stated, “With much of the blocking and tackling to significantly improve our consumer proposition and build the infrastructure and talent foundation needed behind us, we are now focused on driving sales and taking share with bigger growth initiatives including focus on military and veterans, youth (camps, scouting, schools), chain wholesale and international.  As we execute on our long-term goals, we remain focused on a challenging near-term environment. We are seeing softer sales so far this year, especially in March, which we believe are due to macroeconomic issues.”

The Company’s common stock currently trades on the OTC “Pink Current Information” Market.  In December 2021, the Company submitted its application to re-list its stock on Nasdaq and is working to obtain Nasdaq’s final approval. Trading remains restricted under the SEC’s recently revised Rule 15c2-11, pending FINRA’s approval of a broker-dealer to act as a market maker for Tandy stock; an application to FINRA was filed in February 2022 and is currently awaiting approval.

The Company will announce a date and time for an investor call/presentation in mid-May, after the filing of its 2022 first quarter Form 10-Q. Investors will be invited to ask questions and participate in the discussion. Tandy expects to resume regular quarterly investor presentations beginning with the first quarter call.

*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 106 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock currently trades over the counter with the symbol “TLFA”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.